Exhibit 3.18(a)

CERTIFICATE OF INCORPORATION

of

EDWARD S. GORDON MANAGEMENT CORPORATION

Under Section 402 of the Business Corporation Law

The undersigned, a natural person at least twenty-one years of age, for the purpose of forming a corporation pursuant to the provisions of Section 402 of the Business Corporation Law of the State of New York, does hereby certify as follows:

1. The name of the corporation is Edward S. Gordon Management Corporation.

2. The purposes for which it is formed are as follows:

Directly, or through ownership of stock in any corporation, to purchase, lease, exchange or otherwise acquire real estate and property, either improved or unimproved, and any interest therein; to own, hold, control, maintain, manage and develop the same; to erect, construct, maintain, improve, rebuild, enlarge, alter, manage, operate and control all kinds of buildings, houses, hotels, apartments, stores, offices, warehouse, mills, shops, factories, machinery and plants and all structures and erections of any description on any lands owned, held or leased by the Corporation or upon any other lands; to lease or sublet offices, stores, apartments and other space in such building or buildings, and to sell, lease, sublet, mortgage, exchange, assign, transfer, convey, pledge or otherwise alienate or dispose of any of such real estate or property and any interest therein.

Directly, or through ownership of stock in any corporation, to purchase or otherwise acquire, hold, manufacture, sell, exchange, mortgage, pledge, hypothecate, deal-in and dispose of-commodities, building materials and other personal and real property of every kind, and any interest therein.

To purchase or otherwise acquire, hold, sell, exchange, pledge, hypothecate, underwrite, deal in and dispose of stocks, bonds, notes, debentures or other evidences of indebtedness and obligations and securities of any corporation, company, association, partnership, syndicate, entity or person, domestic or foreign, or of any domestic or foreign state, government or governmental authority or of any political or administrative subdivision or department thereof, and certificates or receipts of any kind representing or evidencing any interest in any such stocks, bonds, notes, debentures, evidences of indebtedness, obligations or securities to issue its own shares of stocks, bonds, notes debentures or other evidences of indebtedness, obligations, securities, certificates or receipts and to exercise all the rights of ownership in respect thereof, and , to the extent now or hereafter permitted by law, to aid by loan, subsidy, guaranty or otherwise those issuing, creating or responsible for any such stocks, bonds, notes, debentures, evidences of indebtedness, obligations, securities, certificates or receipts.

To purchase or otherwise acquire, hold exchange, pledge, hypothecate, sell, deal in and dispose of mortgages covering any kind of property, tax liens and transfers of tax liens or real estate.

To transact a general real estate agency and brokerage business buying, selling and dealing in real estate and real property and any interest therein, on commission or otherwise, and renting and managing real estate, and to act as agent, nominee or attorney in fact for any persons or corporations in buying, selling, holding, and dealing in real estate and any interest therein and choses in action secured thereby and other personal property, collateral thereto and in supervising, managing and protecting such property and any interest therein and claims affecting them.

To purchase or otherwise acquire, undertake, improve or develop all or any of the business, good will, rights, assets and liabilities of any person, firm, association or corporation carrying on any kind of business of a similar nature to that which this corporation is authorized to carry on pursuant to the provisions of this certificate; and to hold, utilize and in any manner dispose of the rights and property so acquired.

To make any guaranty respecting dividends, stocks, securities, indebtedness, interest, contracts or other obligations so far as the same may be permitted to be done by corporations organized under the Business Corporation law of the State of New York.

To enter into any lawful arrangements for sharing profits, union of interest, reciprocal concession or cooperations with any corporation, association, partnership, syndicate, entity, person or governmental, municipal or public authority, domestic or foreign, in the carrying on of any business which the corporation is authorized to carry on or any business or transaction deemed necessary, convenient or incidental to carrying out any of the purposes of the corporation.

To enter into and make all necessary contracts for its business with any person, entity, partnership, association or corporation, domestic or foreign, or of any domestic or foreign state, government or governmental authority, or of any political or administrative subdivision or department thereof, and to perform and carry out, assign, cancel or rescind any such contracts.

To exercise all or any of the corporate powers and to carry out all or any of the purposes enumerated herein or otherwise granted or permitted by law while acting as agent, nominee or attorney in fact for any persons or corporations, and to perform any service under contract or otherwise for any corporation, joint stock company, association, partnership, firm, syndicate, individual or other entity, and in such capacity or under such arrangement to develop, improve, stabilize, strengthen or extend the property and commercial interests thereof, and to aid, assist or participate in any lawful enterprises in connection therewith or incidental to such agency representation or service, and to render any other service or assistance in so far as it lawfully may under the Business Corporation Law.

To do everything necessary, proper, advisable or convenient for the accomplishment of any of the purposes or the attainment of any of the objects or the furtherance of any of the powers herein set forth, either alone or associated with others and incidental to or pertaining to, or growing out of or connected with, its business or powers, provided the same be not inconsistent with the laws of the State of New York.

Nothing herein contained shall be deemed or construed as authorizing or permitting or purporting to authorize or permit the corporation to carry on any business, exercise any power or do any act which under the Business Corporation Law the corporation may not lawfully carry on, exercise or do.

The foregoing clauses shall be construed as objects, purposes and powers and it is hereby expressly provided that the foregoing enumeration of specific powers shall not be held to limit or restrict in any manner the powers of the corporation.

3. The office of the corporation in the State of New York is to be located in the City and County of New York.

4. The aggregate number of shares which the corporation shall have authority to issue is two hundred shares of common stock without par value.

5. No holder of shares of the corporation of any class, now or hereafter authorized, shall have preferential or preemptive right to subscribe for, purchase or receive shares of the corporation of any class, now or hereafter authorized, or options or warrants for such shares, or rights to subscribe to or purchase such shares or securities convertible into or exchangeable for such shares which may at any time be issued, sold or offered for sale by the corporation.

The Secretary of State of the State of New York is hereby designated as the agent of the corporation upon whom process in any action or proceeding against it may be served. The address to which the Secretary of State shall mail a copy of process in any action or proceeding against the corporation which may be served on him is 5 Hanover Square, New York, New York 10004.

IN WITNESS WHEREOF, I have made, signed and acknowledged this certificate of incorporation this 29th day of March 1974.

By:	/s/ Harvey Tropp
	Name:	Harvey Tropp
5 Hanover Square
New York, N.Y. 10004
	Title:	Incorporator

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